Exhibit 99.1

Contact:

Investor Relations:

Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular Announces Termination of Negotiations to Sell Portfolio of Non-performing Construction and Commercial Real Estate Loans

San Juan, Puerto Rico, Thursday, May 19, 2011 – Popular, Inc. (Nasdaq: BPOP) (the “Corporation”) announced today that Banco Popular de Puerto Rico (“BPPR”), its principal banking subsidiary, and a financial group led by an unrelated real estate investment and asset management firm had terminated negotiations regarding the sale by BPPR of a portfolio of non-performing construction and commercial real estate loans to a new joint venture entity to be sponsored by the financial group. The negotiations were terminated as a result of the parties being unable to agree on the final terms and conditions of the definitive documentation. On January 31, 2011, the Corporation had announced the execution of a non-binding letter of intent regarding this transaction.

Mr. Carrion, Chairman of the Board and Chief Executive Officer of the Corporation stated: “After careful consideration and a review of final terms and conditions proposed by the financial group, which differ in various key respects from those outlined in the letter of intent, we have decided not to proceed with this transaction. Although we are disappointed that we were unable to complete the transaction as originally envisioned, we believe that this is the best decision for the Corporation and its shareholders.”

“We will continue to explore other opportunities to sell these assets in one or more transactions, as well as internal strategies to maximize our recoveries,” Mr. Carrión added.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 35th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

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